Exhibit 99.1

Moody’s Corporation Elects Jorge Bermudez to Board of Directors

NEW YORK—(BUSINESS WIRE)— Moody’s Corporation announced today that Jorge Bermudez has been elected to its board of directors. The election is effective April 19, 2011. Mr. Bermudez will serve as a member of the Audit Committee and the Governance & Compensation Committee of the Board.

Mr. Bermudez, 59, held numerous executive positions during a 33-year career with Citigroup, Inc., most recently as Chief Risk Officer. Prior to that he was Chief Executive Officer of the Commercial Business Group in North America and Citibank Texas; Senior Advisor for Citigroup International; Chief Executive Officer of Citigroup Latin America; Chief Executive Officer, eBusiness, Global Cash Management and Trade; and head of Citibank Corporate and Investment Bank, South America. Mr. Bermudez also held leadership positions in other divisions including equity investments, credit policy and corporate banking.

“Jorge Bermudez’s distinguished career offers us a wealth of knowledge and expertise drawn from his extensive experience in risk management and his global business perspective on financial services,” said Raymond McDaniel, Jr., Chairman and CEO, Moody’s Corporation. “His background and expertise are a strong addition to Moody’s board.”

Mr. Bermudez is a director of the Federal Reserve Bank of Dallas, Houston Branch, the Electric Reliability Council of Texas and the Association of Former Students, Texas A&M University. He served as a director of Citibank N.A. from 2005 to 2008.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2 billion in 2010, employs approximately 4,500 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

Moody’s Corporation

ANTHONY MIRENDA, 212-553-1316

Vice President

Global Communications

anthony.mirenda@moodys.com

or

SALLI SCHWARTZ, 212-553-4862

Vice President

Investor Relations

sallilyn.schwartz@moodys.com